SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.         )

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☐	Preliminary Information Statement

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☒	Definitive Information Statement

EMPIRE RESORTS, INC.

(Name of Registrant as Specified in Its Charter)

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NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

EMPIRE RESORTS, INC.

C/O MONTICELLO CASINO AND RACEWAY

204 STATE ROUTE 17B, P.O. BOX 5013

MONTICELLO, NEW YORK 12701

DATE FIRST MAILED TO STOCKHOLDERS: JULY 31, 2014

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY

To the Stockholders of Empire Resorts, Inc.:

On June 30, 2014, Empire Resorts, Inc. (together with its subsidiaries, the “Company”), through a wholly-owned subsidiary, Montreign Operating Company, LLC, submitted its application to the New York State Gaming Facility Location Board for a casino to be located at the site of Adelaar, the four-season destination resort planned for the Town of Thompson in Sullivan County 90 miles from New York City (the “Project”). The casino resort (the “Casino Project”), to be called “Montreign Resort Casino,” is a part of the initial phase of Adelaar, which will also include an Indoor Waterpark Lodge and adventure park, Rees Jones redesigned “Monster” Golf Course and an Entertainment Village, which will include retail, restaurant, shopping and entertainment. Together with the Casino Project, this initial phase of the Project is referred to as the “Gaming Facility.” If Montreign Operating Company, LLC is awarded a gaming facility license for the Gaming Facility by the New York State Gaming Commission (“NYSGC”), the size of the Casino Project, including the amount of capital necessary to complete the Montreign Resort Casino, will vary based upon the number and location of competitive licenses issued by the NYSGC in the Hudson Valley-Catskills area (our “Area”), in which the Casino Project will be located. The Casino Project has in place essentially all of its approvals and permits to commence construction upon the awarding of a gaming facility license.

In the event the Company is awarded a gaming facility license, it currently anticipates financing the associated costs and expenses of the license award and the development of the Casino Project with a combination of debt and equity financing. For the debt portion of the Company’s financing, Credit Suisse AG (“Credit Suisse”) has committed to provide a senior secured credit facility of up to a maximum amount of $478 million (the “CS Credit Facility”). The CS Credit Facility provides that Credit Suisse may change the terms of the credit facility to ensure successful syndication. Depending upon a variety of factors outside the control of the Company, such as the number of licenses in our Area, the amount of financing needed for the Casino Project may be less than the maximum amount of the commitment. The CS Credit Facility is subject to various conditions precedent, including the Company’s receipt of a gaming facility license and evidence of an equity investment in the Company of up to $150 million. Please review the Information Statement included with this Notice for details of the Company’s application for a gaming facility license for the Gaming Facility.

The Company may launch a rights offering to its existing equity holders in an amount necessary to meet the equity investment requirements of the CS Credit Facility and to redeem certain outstanding shares of Series E preferred stock of the Company, par value $0.01 per share (the “Series E Preferred Stock”) in accordance with an existing settlement agreement. On June 26, 2014, the Company and Kien Huat Realty III Limited (“Kien Huat”), the Company’s largest stockholder, entered into a letter agreement (the “Commitment Letter”) pursuant to which Kien Huat committed to exercise its proportionate share of subscription rights if the Company commenced a rights offering on the terms described in the Commitment Letter to meet the requirements of the CS Credit Facility (the “Casino Project Rights Offering”). In addition, in lieu of exercising any oversubscription rights in such a Casino Project Rights Offering, Kien Huat agreed it would enter into a standby purchase agreement (the “Casino Project Standby Purchase Agreement”) to exercise all subscription rights not exercised by other holders in the Casino Project Rights Offering, upon the same terms as the other holders. For such commitment, the Company agreed to pay Kien Huat a fee of 1% of the maximum amount that may be raised in the Casino Project Rights Offering, of which 0.5% was paid upon execution of the Commitment Letter and the remaining 0.5% is due if the Casino Project Rights Offering is launched. In addition, the Company has agreed to pay for or reimburse Kien Huat for all of its out-of-pocket expenses in connection with the negotiation, execution and delivery of the Commitment Letter and the consummation of the transactions contemplated thereby. If the Company decides to launch a Casino Project Rights Offering, it would be commenced within five business days of being awarded the gaming facility license by the NYSGC in accordance with the terms of the Commitment Letter, which is attached at Annex A to the Information Statement.

In addition, on November 17, 2010, the Company entered into a loan agreement (the “Loan Agreement”) with Kien Huat, pursuant to which Kien Huat made a loan to the Company in the original principal amount of $35,000,000 (the “Loan”), subject to the terms and conditions set forth in the Loan Agreement and represented by a convertible promissory note (the “Note”), dated November 17, 2010. On May 20, 2011, the Company used the proceeds of a rights offering to repay approximately $17.6 million of the Loan and the maturity date of the Note was extended to May 17, 2013. Pursuant to subsequent amendments, the maturity date of the Note was extended to March 15, 2015 and the Note bears interest at a rate of 7.5% per annum.

Subject to and upon compliance with the applicable provisions of the Loan Agreement, Kien Huat has the right to convert, and the Company may force Kien Huat to convert, all or any portion of the principal sum evidenced by the Note into common stock of the Company, par value $0.01 per share (“the “Common Stock”). The Note would be convertible into shares of Common Stock of the Company at a conversion rate of 382.202837 shares of Common Stock per $1,000 in principal amount, which represents a conversion price of approximately $2.6164 per share. This conversion rate and conversion price reflect adjustments to these terms that are required by the terms of the Loan Agreement as a result of rights offerings the Company conducted in 2012 and 2013. As of the date hereof, the Note is convertible into 6,660,289 shares of Common Stock (the “Conversion Shares”). The conversion rate and conversion price are subject to further adjustment pursuant to the Loan Agreement in the event of certain dilutive issuances by the Company.

This Notice and the accompanying Information Statement are being furnished to the stockholders of the Company to advise our stockholders that the holders of a majority of the voting power of the issued and outstanding shares of the Company’s Common Stock, Series B preferred stock, par value $0.01 per share (the “Series B Preferred Stock”), and Series E Preferred Stock (together with the Common Stock and Series B Preferred Stock, the “Voting Stock”) have acted by written consent to approve the sale and issuance to Kien Huat of (i) shares of our Common Stock issuable upon exercise of subscription rights granted in the Casino Project Rights Offering (the “Rights Offering Shares”) in accordance with the Commitment Letter and in the event the Company decides to launch such a rights offering and (ii) 6,660,289 Conversion Shares, subject to adjustment pursuant to the terms of the Loan Agreement. The entry into the Commitment Letter and the issuance of the Conversion Shares were approved by the Board of Directors of the Company, and the Audit Committee and Special Committee for Development and Expansion also approved the Commitment Letter, prior to approval by the holders of a majority of the voting power of our Voting Stock.

Please review the Information Statement included with this Notice for a more complete description of these matters.

The close of business on July 18, 2014, the date that the holders of a majority of the Voting Stock gave written consent, is the record date (the “Record Date”) for the determination of stockholders entitled to notice of the action by written consent. The actions taken by the holders of a majority of the voting power of the Voting Stock will not become effective until 40 days after the initial mailing of the Notice of Internet Availability of Information Statement to the other stockholders, or September 11, 2014. The Notice of Internet Availability is first being mailed to stockholders on or about July 31, 2014.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

As the matters set forth in this Notice and accompanying Information Statement have been duly authorized and approved by the written consent of the holders of a majority of voting power of the Voting Stock, your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information, and we are not, by sending this Information Statement, asking any of our security holders to vote. This Notice and the accompanying Information Statement also serve as the notice required by Section 228 of the General Corporation Law of the State of Delaware of the taking of a corporate action without a meeting by less than unanimous written consent of the Company’s stockholders.

By the Order of the Board of Directors,

/s/ Emanuel R. Pearlman
Name: Emanuel R. Pearlman
Title: Chairman of the Board of Directors

Monticello, New York

July 31, 2014

EMPIRE RESORTS, INC.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

INFORMATION STATEMENT

WE ARE NOT ASKING FOR YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

General

On June 30, 2014, Empire Resorts, Inc. (together with its subsidiaries, the “Company”), through a wholly-owned subsidiary, Montreign Operating Company, LLC, submitted its application to the New York State Gaming Facility Location Board for a casino to be located at the site of Adelaar, the four-season destination resort planned for the Town of Thompson in Sullivan County 90 miles from New York City (the “Project”). The casino resort (the “Casino Project”), to be called “Montreign Resort Casino,” is a part of the initial phase of Adelaar, which will also include an Indoor Waterpark Lodge and adventure park, Rees Jones redesigned “Monster” Golf Course and an Entertainment Village, which will include retail, restaurant, shopping and entertainment. Together with the Casino Project, this initial phase of the Project is referred to as the “Gaming Facility.” The size of the Casino Project, including the amount of capital necessary to complete the Montreign Resort Casino, will vary based upon the number and location of competitive licenses issued by the NYSGC in the Hudson Valley-Catskills area (our “Area”), in which the Casino Project will be located. The Casino Project has in place essentially all of its approvals and permits to commence construction upon the awarding of a gaming facility license. Please see the section entitled “The Commitment Letter—Background and Reasons for the Commitment Letter” for details of the Company’s application for a gaming facility license for the Gaming Facility.

In the event the Company is awarded a gaming facility license, it currently anticipates financing the associated costs and expenses of the license award and the development of the Casino Project with a combination of debt and equity financing. For the debt portion of the Company’s financing, Credit Suisse AG (“Credit Suisse”) has committed to provide a senior secured credit facility of up to a maximum amount of $478 million (the “CS Credit Facility”). The CS Credit Facility provides that Credit Suisse may change the terms of the credit facility to ensure successful syndication. Depending upon a variety of factors outside the control of the Company, such as the number of licenses in our Area, the amount of financing needed for the Casino Project may be less than the maximum amount of the commitment. The CS Credit Facility is subject to various conditions precedent, including the Company’s receipt of a gaming facility license and evidence of an equity investment in the Company of up to $150 million.

The Company may launch a rights offering to its existing equity holders in an amount necessary to meet the equity investment requirements of the CS Credit Facility and to redeem certain outstanding shares of Series E preferred stock of the Company, par value $0.01 per share (the “Series E Preferred Stock”) in accordance with an existing settlement agreement. On June 26, 2014, the Company and Kien Huat Realty III Limited (“Kien Huat”), the Company’s largest stockholder, entered into a letter agreement (the “Commitment Letter”) pursuant to which Kien Huat committed to exercise its proportionate share of subscription rights if the Company commenced a rights offering on the terms described in the Commitment Letter to meet the requirements of the CS Credit Facility (the “Casino Project Rights Offering”). In addition, in lieu of exercising any oversubscription rights in such a Casino Project Rights Offering, Kien Huat agreed it would enter into a standby purchase agreement (the “Casino Project Standby Purchase Agreement”) to exercise all subscription rights not exercised by other holders in the Casino Project Rights Offering, upon the same terms as the other holders. For such commitment, the Company agreed to pay Kien Huat a fee of 1% of the maximum amount that may be raised in the Casino Project Rights Offering, of which 0.5% was paid upon execution of the Commitment Letter and the remaining 0.5% is due if the Casino Project Rights Offering is launched. In addition, the Company has agreed to pay for or reimburse Kien Huat for all of its out-of-pocket expenses in connection with the negotiation, execution and delivery of the Commitment Letter and the consummation of the transactions contemplated thereby. If the Company decides to launch a Casino Project Rights Offering, it would be commenced within five business days of being awarded the gaming facility license by the NYSGC in accordance with the terms of the Commitment Letter, which is attached at Annex A to the Information Statement.

In addition, on November 17, 2010, the Company entered into a loan agreement (the “Loan Agreement”) with Kien Huat, pursuant to which Kien Huat made a loan to the Company in the original principal amount of $35,000,000 (the “Loan”), subject to the terms and conditions set forth in the Loan Agreement and represented by a convertible promissory note (the “Note”), dated November 17, 2010. On May 20, 2011, the Company used the proceeds of a rights offering to repay approximately $17.6 million of the Loan and the maturity date of the Note was extended to May 17, 2013. Pursuant to subsequent amendments, the maturity date of the Note was extended to March 15, 2015 and the Note bears interest at a rate of 7.5% per annum.

Subject to and upon compliance with the applicable provisions of the Loan Agreement, Kien Huat has the right to convert, and the Company may force Kien Huat to convert, all or any portion of the principal sum evidenced by the Note into common stock of the Company, par value $0.01 per share (“the “Common Stock”). The Note is convertible into shares of Common Stock of the Company at a conversion rate of 382.202837 shares of Common Stock per $1,000 in principal amount, which represents a conversion price of approximately $2.6164 per share, which conversion rate and conversion price reflect adjustments to these terms that are required by the terms of the Loan Agreement as a result of rights offerings the Company conducted in 2012 and 2013. As of the date hereof, the Note is convertible into 6,660,289 shares of Common Stock (the “Conversion Shares”). The conversion rate and conversion price are subject to further adjustment pursuant to the Loan Agreement in the event of certain dilutive issuances by the Company.

This Information Statement is being furnished to the stockholders of the Company to advise our stockholders that the holders of a majority of the voting power of the issued and outstanding shares of the Company’s Common Stock, Series B preferred stock, par value $0.01 per share (the “Series B Preferred Stock”), and Series E Preferred Stock (together with the Common Stock and Series B Preferred Stock, the “Voting Stock”) have acted by written consent to approve the sale and issuance to Kien Huat of (i) shares of our Common Stock issuable upon exercise of subscription rights granted in the Casino Project Rights Offering (the “Rights Offering Shares”) in accordance with the Commitment Letter if the Company decides to launch at such a rights offering and (ii) 6,660,289 Conversion Shares, subject to adjustment pursuant to the terms of the Loan Agreement. The entry into the Commitment Letter and the issuance of the Conversion Shares were approved by the Board of Directors of the Company, and the Audit Committee and Special Committee for Development and Expansion also approved the Commitment Letter, prior to approval by the holders of a majority of the voting power of our Voting Stock.

Our principal executive offices are located at c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701.

Internet Availability of the Information Statement

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to its Information Statement via the Internet instead of mailing printed copies. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) to the Company’s stockholders. Most stockholders will not receive printed copies of the Information Statement unless they request them. Instead, instructions on how to access the Information Statement over the Internet or to request a printed copy may be found with the Internet Availability Notice. All stockholders will have the ability to access the Information Statement on the website referred to in the Internet Availability Notice or request to receive a printed set of the proxy materials. Stockholders may request to receive the

Information Statement in printed form by telephone, mail, by logging on to http://www.cstproxy.com/empireresorts/is2014 or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the Information Statement on the Internet to help reduce the environmental impact of our corporate actions.

We anticipate that the Notice of Internet Availability will be mailed to stockholders on or about July 31, 2014.

Approval of the Commitment Letter and Loan Agreement

On June 26, 2014, the Company’s Board of Directors, Audit Committee and Special Committee for Development and Expansion (the “Development Committee”) approved, subject to stockholder approval, the transactions contemplated by the Commitment Letter. A copy of the Commitment Letter, as approved and executed by the parties, is attached as Annex A. At meetings held on November 3-4, 2010, the Board of Directors had approved the Loan and the issuance of the Conversion Shares if and when the Note is converted, subject to stockholder approval. The Loan and Note have been filed with the Company’s filings with the SEC. For more information regarding the approval of the Commitment Letter and the Loan Agreement, please refer to the section entitled “The Commitment Letter—Background and Reasons for the Commitment Letter” and “The Loan Agreement—Background and Reasons for the Loan Agreement” below.

Requirement to Obtain Stockholder Approval

We are subject to the Nasdaq Stock Market Listing Rules because our Common Stock is currently listed on the Nasdaq Global Market.

Pursuant to Nasdaq Stock Market Rule 5635(d), stockholder approval is required prior to the issuance or potential issuance by the Company of securities in a transaction other than a public offering of securities equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

We cannot currently determine the total number of shares of our Common Stock that will be issued pursuant to the Commitment Letter and the Casino Project Standby Purchase Agreement because the number depends on a number of factors, including our need for liquidity support and the market price of our Common Stock on the day immediately prior to the commencement of the Casino Project Rights Offering and during the 30-day period ending on the day immediately prior to the announcement of the award of the gaming facility license. Due to these uncertainties, the Commitment Letter has the potential to provide for the issuance of securities equal to 20% or more of the Company’s Common Stock or 20% or more of our Voting Stock for less than the greater of book or market value of the stock. As a result of the foregoing, we have determined to seek stockholder approval of the issuance of the Rights Offering Shares pursuant to the Commitment Letter and Casino Project Standby Purchase Agreement.

As of the date hereof, 6,660,289 Conversion Shares are issuable upon conversion of the Note, subject to further adjustment pursuant to the terms of the Loan Agreement. As of the date of the consummation of the Loan Agreement, the amount of Conversion Shares issuable upon conversion of the Note was in excess of 20% of the Company’s Common Stock for less than the greater of book or market value. In addition, the Loan Agreement required stockholder consent be obtained prior to the issuance of Conversion Shares. As a result of the foregoing, we have determined to seek stockholder approval of the issuance of the Conversion Shares upon conversion of the Note.

The Action by Written Consent

On July 18, 2014, following the approval of the Company’s Board of Directors, Audit Committee and Development Committee, the holders of a majority of the voting power of our outstanding Voting Stock approved by written consent (the “Written Consent”) the issuance of the Rights Offering Shares. In addition, on July 18, 2014, the holders of a majority of the voting power of our outstanding Voting Stock approved by written consent the issuance of the Conversion Shares. Pursuant to the Exchange Act, the Company may make effective the corporate actions approved by the Written Consent 40 days after this Information Statement is first made available to our stockholders via the Internet, which would be September 11, 2014.

No Voting Required

We are not seeking a vote, authorizations or proxies from you. Our Bylaws and Section 228 (“Section 228”) of the Delaware General Corporation Law (the “DGCL”) provide that stockholders may take action without a meeting of the stockholders and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding Voting Stock holding not less than the minimum number of votes that would be necessary to approve such actions at a stockholders meeting. The approval by at least a majority of voting power of the outstanding Voting Stock is required to approve (i) the issuance of the Rights Offering Shares in a Casino Project Rights Offering in accordance with the terms of the Commitment Letter if the Company decides to launch such a rights offering and (ii) the issuance of the Conversion Shares pursuant to the Loan Agreement for purposes of the Nasdaq Stock Market Listing Rules and, in each case, such approval has been obtained by way of the Written Consent.

As of the Record Date, we had 39,372,462 shares of Common Stock and 44,258 shares of Series B Preferred Stock and 1,577,880 shares of Series E Preferred Stock issued and outstanding and entitled to vote. Each shares of Common Stock entitles the holder thereof to one vote, each share of Series B Preferred Stock entitles the holder thereof to twenty-seven hundredths (.27) of a vote and each share of Series E Preferred Sock entitles the holder thereof to twenty-five hundredths (.25) of a vote. Accordingly, a total of 39,778,881 shares are entitled to vote on the issuance of the Rights Offering Shares and Conversion Shares.

Notice Pursuant to Section 228

Pursuant to Section 228, we are required to provide prompt notice of the taking of a corporate action by written consent to our stockholders who have not consented in writing to such action. The Notice of Internet Availability and this Information Statement serves as the notice required by Section 228.

Dissenters’ Rights of Appraisal

The DGCL does not provide dissenters’ rights of appraisal to our stockholders in connection with the matters approved by the Written Consent.

THE COMMITMENT LETTER

Background and Reasons for the Commitment Letter

Through our wholly-owned subsidiary, Monticello Raceway Management, Inc. (“MRMI”), the Company currently owns and operates Monticello Casino and Raceway, a 45,000 square foot video gaming machine (“VGM”) and harness horseracing facility located in Monticello, New York, 90 miles northwest of New York City. Monticello Casino and Raceway operates 1,110 VGMs, which includes 1,090 video lottery terminals (“VLTs”) and 20 electronic table game positions (“ETGs”). VGMs are similar to slot machines, but they are connected to a central system and report financial information to the central system. The Company also generates racing revenues through pari-mutuel wagering on the running of live harness horse races, the import simulcasting of harness and thoroughbred horse races from racetracks across the country and internationally, and the export simulcasting of its races to offsite pari-mutuel wagering facilities.

In December 2012, MRMI entered into a master development agreement (the “MDA”) with EPT Concord II, LLC (“EPT”) to develop 1,500 acres located in the Town of Thompson in Sullivan County, New York (the “EPT Property”), which is owned by EPT and EPR Concord II, LP, each a wholly-owned subsidiary of EPR Properties Trust (“EPR”). The parties envision developing a four-season destination resort, to be named Adelaar. The Montreign Resort Casino is part of the Gaming Facility, which is the initial phase of the development of Adelaar. In addition to the Casino Project, the Gaming Facility will include an Indoor Waterpark Lodge and adventure park, Rees Jones redesigned “Monster” Golf Course and an Entertainment Village, which will include retail, restaurant, shopping and entertainment. Over the past three years, the Company has expended substantial energy on designing the Casino Project and, in conjunction with EPR, working with local and state agencies and officials to obtain the necessary permits and approvals to begin construction. The Casino Project has in place essentially all of its approvals and permits to commence construction upon the awarding of a gaming facility license, as described below.

Effective as of June 30, 2013 (the “Closing Date”), the Company, Kien Huat, Colin Au Fook Yew (“Au”) and Joseph D’Amato (“D’Amato” and, together with the Company, Kien Huat and Au, the “Company Parties”) consummated the closing of a Settlement Agreement and Release (the “Settlement Agreement”) with Stanley Stephen Tollman (“Tollman”) and Bryanston Group, Inc. (“Bryanston Group” and, together with Tollman, the “Bryanston Parties”). Pursuant to the Settlement Agreement, the Company Parties and the Bryanston Parties agreed to the settlement of certain claims relating to shares of Series E Preferred Stock held by the Bryanston Parties and that certain Recapitalization Agreement, dated December 10, 2002, by and between, among others, the Bryanston Parties and a predecessor to the Company (the “Recapitalization Agreement”), pursuant to which the Bryanston Parties acquired the Series E Preferred Stock. On the Closing Date, the Recapitalization Agreement terminated and ceased to have any further force and effect as between the Bryanston Parties and the Company. In consideration for the mutual release of all claims, the Company will redeem, purchase and acquire the Series E Preferred Stock from the Bryanston Parties in accordance with the timeline and payment schedule outlined in the Settlement Agreement and based upon the closing by the Company of third party financing in an aggregate amount sufficient to enable the Company to complete the construction of the Casino Project. On June 30, 2013 all Series E Preferred Stock held by Tollman was redeemed for approximately $1.5 million. If the outstanding Series E Preferred Stock held by the Bryanston Group is redeemed on or before December 31, 2014, the Series E Preferred Stock would be redeemed for an amount between $28.0 million and the $10 per share liquidation value of the Series E Preferred Stock and all accrued dividends as of December 31, 2014 from funds legally available to the Company to effect such redemption on a prorated basis.

On June 30, 2014, the Company, through a wholly-owned subsidiary, Montreign Operating Company, LLC, submitted its gaming facility license application to the New York State Gaming Facility Location Board for the Gaming Facility. In total, 17 applications were filed by entities seeking to build gaming facilities and nine of such applications relate to proposed projects in our Area. The NYSGC’s website indicates that casino siting and operators are expected to be formally announced in early Fall 2014.

The Casino Project will be called “Montreign Resort Casino”. If Montreign Operating Company, LLC is awarded a gaming facility license for the Gaming Facility by the New York State Gaming Commission (“NYSGC”), the size of the Casino Project, including the amount of capital necessary to complete the Montreign Resort Casino, will vary based upon the number and location of competitive licenses issued by the NYSGC in our Area.

The preferred Gaming Facility proposed by the Company in its gaming facility license application, which assumes no license is awarded for a Gaming Facility to be located in either Orange or Dutchess Counties in our Area, anticipates that the Company’s minimum capital investment in the Casino Project, without including the license fee, is approximately $452 million. At this level, the Gaming Facility has an expected total combined investment of approximately $1.1 billion and is proposed to include:

•	The Casino Project: an 18-story casino, hotel and entertainment complex featuring an 80,000 square foot casino (with 61 table games and 2,150 state-of-the-art slot machines), 391 luxury rooms designed to meet the 4-star and 4-diamond standards of Forbes® and AAA®, multiple dining and entertainment options, and meeting and conference space.

•	The Indoor Waterpark Lodge: A 350-room, family-style, non-gaming resort featuring a wide range of amenities, including an 80,000 square foot indoor water park, dining facilities and other recreational activities. The Indoor Waterpark Lodge would be the first resort hotel with an indoor waterpark in the Catskills region.

•	Entertainment Village: A pedestrian-friendly, 200,000 square foot entertainment village featuring multiple dining opportunities and specialty retail shops.

•	Monster Golf Course: This famous course will be redesigned and improved by Rees Jones. The Monster Golf Course would be leased to the Company, which would manage the course.

In its gaming facility license application, the Company also addressed two alternatives to this preferred Gaming Facility proposal, which alternatives are based on the location of other gaming facilities in our Area. If a gaming facility license is awarded for a Gaming Facility to be located in either Dutchess or Northern Orange Counties in our Area, our minimum capital investment in the Casino Project, without including the license fee, would be approximately $277 million. If a gaming facility license is awarded for a Gaming Facility to be located in Southern Orange County in our Area, our minimum capital investment in the Casino Project, without including the license fee, would be approximately $172 million. If the Company were to build one of the alternatives to the preferred Gaming Facility, each of the alternative building programs for the Casino Project would be scaled back to properly take into account the location of and the economic realities of increased competition from another gaming facility. The financing requirements for such a scaled back Casino Project is expected to be lower in each alternative, as well.

On January 30, 2012, the Board of Directors formed the Development Committee for the purpose of assisting the Company’s staff with the Project and Casino Project. The Development Committee retained independent advisors, including, among others, legal counsel and Moelis & Company LLC (“Moelis”) to assist in evaluating the transaction and financing alternatives regarding the Casino Project. Mr. Gregg Polle, a director of the Company, is a managing director of Moelis. Mr. Polle refrained from participating in the discussion of the Moelis engagement, which was approved by the remaining independent members of the Company’s Board of Directors. Mr. Polle also did not participate on the deal team that provided services to the Company. The Development Committee consulted with legal counsel, its financial advisors and the Company’s senior management in evaluating means of financing the Casino Project. During its initial meetings, the Development Committee’s legal counsel informed the Development Committee of their obligations. Subsequent to being engaged in December 2013, Moelis discussed with the Development Committee a list of entities to approach as potential equity investors in the Casino Project. After a number of additional Development Committee meetings, Moelis provided members of the Development Committee with an update of possible equity financing sources and noted to members the feedback provided by such potential equity investors. Members of the Development

Committee also met with representatives of Kien Huat, our largest stockholder, on multiple occasions, who expressed an interest in providing a backstop commitment if the Company launched a rights offering to raise equity capital in support of the Casino Project. Upon receiving from Kien Huat a preliminary commitment letter that set forth the terms upon which Kien Huat would enter into a Casino Project Standby Purchase Agreement, the Development Committee met with its legal counsel and Moelis to review and discuss the negotiation of the proposed commitment letter. During the next several weeks, the Development Committee met with its legal counsel, Moelis and the Company’s senior management on a number of occasions and directed the legal counsel and the Company’s senior management to continue negotiating with Kien Huat. On June 26, 2014, the Board of Directors, the Audit Committee and Development Committee approved the Commitment Letter and declared that the transactions contemplated thereby are fair to, and in the best interest of, the Company and its stockholders.

Other Agreements with Kien Huat

Loan Agreement

The Loan Agreement is described below in the section entitled “The Issuance of Conversion Shares—The Loan Agreement”.

Investment Agreement

On August 19, 2009, we entered into that certain investment agreement (the “Investment Agreement”) with Kien Huat, pursuant to which (i) we issued to the Kien Huat 6,804,188 shares of our common stock (the “First Tranche”), or approximately 19.9% of the outstanding shares of common stock on a pre-transaction basis, for aggregate consideration of $11 million, and (ii) agreed, following stockholder approval of the transaction, to issue an additional 27,701,852 shares of common stock to Kien Huat (the “Second Tranche”) for additional consideration of $44 million. We held a special meeting of our stockholders on November 10, 2009, at which our stockholders approved, among other things, the issuance of shares and related proposals to facilitate the Second Tranche. The closing of the Second Tranche occurred on November 12, 2009, at which time we issued an additional 27,701,852 shares of common stock

As a result of the closing of the Second Tranche, as of November 12, 2009, Kien Huat owned 34,506,040 shares of common stock, representing just under 50% of our voting power. As of the closing of the Second Tranche we had certain options and warrants outstanding. Under the Investment Agreement, if any of such options or warrants are exercised (or any of the first one million options or warrants issued after the closing of the First Tranche to our officers and directors who held either of such positions as of July 31, 2009), Kien Huat has the right to purchase an equal number of additional shares of Common Stock as are issued upon such exercise at the exercise price for the applicable option or warrant, which right we refer to herein as the “Option Matching Right.” Following any such purchase by Kien Huat, Kien Huat may not own more than one share less than 50% of our voting power.

Under the terms of the Investment Agreement, Kien Huat is entitled to recommend three directors whom we are required to cause to be elected or appointed to our Board of Directors, subject to the satisfaction of all legal and governance requirements regarding service as a member of our Board of Directors and to the reasonable approval of the Governance Committee of the Board of Directors. Kien Huat recommended Joseph A. D’Amato, Emanuel Pearlman and Edmund Marinucci for appointment to the Board of Directors pursuant to the Investment Agreement. Kien Huat will continue to be entitled to recommend three nominees for directors for so long as it owns at least 24% of our voting power outstanding at such time, after which the number of directors whom Kien Huat will be entitled to designate for election or appointment to the Board of Directors will be reduced proportionally to Kien Huat’s percentage of ownership. Under the Investment Agreement, for so long as Kien Huat is entitled to designate nominees for directors to the Board of Directors, among other things, Kien Huat will have the right to nominate one of its nominees elected to serve as a director to serve as the Chairman of the Board, and Mr. Pearlman has been appointed to serve as Chairman of the Board pursuant to Kien Huat’s recommendation. Until such time as Kien Huat ceases to own capital stock with at least 30% of our voting power outstanding at such time, the Board of Directors will be prohibited under the terms of the Investment Agreement from taking certain actions relating to fundamental transactions involving us and our subsidiaries and certain other matters without the affirmative vote of the directors nominated by Kien Huat.

Registration Rights Agreement

Pursuant to the terms of the Investment Agreement, on August 19, 2009, the Company also entered into a Registration Rights Agreement with the Kien Huat (the “Registration Rights Agreement”). The Registration Rights Agreement provides, among other things, that Kien Huat may require that the Company file one or more “resale” registration statements, registering under the Securities Act of 1933, as amended, the offer and sale of all of the Common Stock issued or to be issued to Kien Huat pursuant to the Investment Agreement as well as any shares acquired by way of a share dividend or share split or in connection with a combination of such shares, recapitalization, merger, consolidation or other reorganization with respect to such shares.

The Commitment Letter

This section describes the material terms of the Commitment Letter. The description in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the Commitment Letter, a copy of which is attached as Annex A and is incorporated by reference into this Information Statement.

In the event that the Company is awarded a gaming facility license, it currently anticipates financing the associated costs and expenses of the license award and the development of the Casino Project with a combination of debt and equity financing. For the debt portion of the Company’s financing, Credit Suisse has committed to provide a senior secured credit facility of up to a maximum amount of $478 million (the “CS Credit Facility”). The CS Credit Facility provides that Credit Suisse may change the terms of the credit facility to ensure successful syndication. Depending upon a variety of factors outside the control of the Company, such as the number and location of licenses awarded in our Area, the amount of financing needed for the Casino Project may be less than the maximum amount of the commitment. The CS Credit Facility is subject to various conditions precedent, including the Company’s receipt of a gaming facility license and evidence of an equity investment in the Company of up to $150 million. Please see “—Background and Reasons for the Commitment Letter” for details of the Company’s application for a gaming facility license.

The Company may launch a rights offering to its existing equity holders in an amount necessary to meet the equity investment requirements of the CS Credit Facility and to redeem certain outstanding Series E Preferred Stock in accordance with the Settlement Agreement. If a Casino Project Rights Offering meeting the terms described on the term sheet annexed to the Commitment Letter is launched by the Company, Kien Huat has committed to exercise its basic subscription rights. In addition, in lieu of exercising any oversubscription rights, Kien Huat has agreed to enter into the Casino Project Standby Purchase Agreement whereby Kien Huat would commit to exercise all subscription right not otherwise exercised by other holders, upon the same terms as the other holders. The proceeds of such Casino Project Rights Offering would be used in the following manner:

•	First, to redeem the outstanding Series E Preferred Stock held by the Bryanston Group in accordance with the terms of the Settlement Agreement;

•	Second, the balance of the proceeds would be contributed to Montreign Operating Company, LLC to pay Casino Project related expenses; and

•	Third, if all the previously described uses are met, then for the general working capital and corporate purposes of Montreign Operating Company, LLC.

The Commitment Letter contemplates the Casino Project Rights Offering based on the following terms:

•	Subscription rights to purchase shares of Common Stock of the Company would be distributed to holders of Common Stock and Series B Preferred Stock;

•	Holders of the Common Stock and Series B Preferred Stock will be entitled to oversubscription rights in respect of their pro rata portion of unpurchased shares of Common Stock in the Casino Project Rights Offering (although Kien Huat has agreed not to exercise this oversubscription right).

•	The maximum amount raised in the Casino Project Rights Offering would be such amounts required by the CS Credit Facility (not to exceed $150 million) plus the amount needed to redeem the Series E Preferred Stock pursuant to the Settlement Agreement.

•	The subscription rights would have a subscription price equal to the lower of (i) 80% of the closing market price of a share of Common Stock on the day immediately prior to the commencement of the Casino Project Rights Offering and (ii) the 30-day volume-weighted average price for a share of Common Stock for the period ending on the day immediately prior to the announcement of the award of the gaming facility license.

•	Subscription rights will be transferable (other than by Kien Huat, which has agreed to exercise its allocation as described below.)

As conditions to the commencement of a Casino Project Rights Offering, Montreign Operating Company, LLC must have been granted a gaming facility license and the Company shall have maintained the effectiveness of its registration statement on Form S-3 and not have become an “ineligible issuer” within the meaning of the Securities Act of 1933, as amended. If the Company decides to launch the Casino Project Rights Offering, the parties contemplate a prospectus supplement describing the Casino Project Rights Offering being filed within five (5) business days of the Company being granted a gaming facility license and taking all steps necessary to complete the Casino Rights Offering within 30 days of the filing of the prospectus supplement.

In addition to the terms above, the Company has further agreed to file a resale registration statement covering all shares of Common Stock of the Company owned by Kien Huat and not otherwise registered within five business days of the consummation of the Casino Project Rights Offering. In addition, Kien Huat has agreed to convert the Note into shares of Common Stock upon the earlier of the (i) consummation of the Casino Project Rights Offering and (ii) the maturity date of the Note.

The foregoing description of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the Commitment Letter, a copy of which is attached as Annex A to this Information Statement and is incorporated herein by reference.

The Commitment Letter should not be read alone, but should instead be read in conjunction with the other information regarding the Company and Kien Huat contained in this Information Statement, as well as in the filings that we have made and may make with the SEC.

ISSUANCE OF CONVERSION SHARES

Pursuant to the Commitment Letter, Kien Huat has agreed to convert the Note into shares of Common Stock of the Company upon to the earlier to occur of (i) the closing of the Casino Project Rights Offering and (ii) the maturity of the Note so long as the conditions to launching a Casino Project Rights Offering have been met. Upon conversion, Kien Huat will receive the number of shares of Common Stock of the Company to which it is entitled at a conversion price of $2.6164 per share or conversion rate of 382.202837 shares of Common Stock per $1,000 of principal amount, which conversion rate and conversion price reflect adjustments to these terms that are required by the terms of the Loan Agreement as a result of rights offerings the Company conducted in 2012 and 2013. As of the date hereof, the Note is convertible into 6,660,289 Conversion Shares. The conversion rate and conversion price are subject to further adjustment pursuant to the Loan Agreement in the event of certain dilutive issuances by the Company.

Background and Reasons for the Loan

On November 17, 2010, the Company entered into a Loan Agreement with Kien Huat, pursuant to which Kien Huat agreed to make, and made, a loan to the Company in the principal amount of $35,000,000.00, subject to the terms and conditions set forth in the Loan Agreement and represented by a convertible promissory note dated November 17, 2010. The purpose of the Loan was to restructure the Company’s indebtedness and provide the Company with working capital. In particular¸ proceeds of the Loan were used to effectuate the repurchase of the Company’s outstanding 5-1/2% Convertible Senior Existing Notes Due 2014 (the “Existing Notes”) in accordance with the terms of the settlement agreement between the Company and certain of the beneficial owners of the Existing Notes dated as of September 23, 2010.

The Loan Agreement

On November 17, 2010, the Company entered into a loan agreement with Kien Huat, pursuant to which Kien Huat made a loan to the Company in the principal amount of $35,000,000, subject to the terms and conditions set forth in the Loan Agreement and represented by the Note. On May 20, 2011, the Company used the proceeds of a rights offering to repay approximately $17.6 million of the Loan and the maturity date of the Note was extended to May 17, 2013. Pursuant to subsequent amendments, the maturity date of the Note was extended to March 15, 2015 and the Note bears interest at a rate of 7.5% per annum.

The foregoing description of the Loan does not purport to be complete and is qualified in its entirety by reference to the complete text of the Loan and Note, copies of which were previously filed with the SEC.

Description of Capital Stock

General

Our authorized capital stock consists of 150,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, of which 95,000 shares have been designated Series A Junior Participating Preferred Stock, $.01 par value per share, 821,496 shares have been designated Series B Preferred Stock, 137,889 shares have been designated Series C Preferred Stock, $.01 par value per share, 4,000 shares have been designated Series D Preferred Stock, $.01 par value per share, and 1,730,697 shares have been designated Series E Preferred Stock.

Common Stock

As of the Record Date, there were 39,372,462 shares of Common Stock outstanding and holders of record of our Common Stock.

Voting. Each holder of Common Stock is entitled to one vote for each share on all matters to be voted upon by the holders of Common Stock.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences The Common Stock has no preemptive, conversion or other subscription rights (other than pursuant to a Casino Project Rights Offering described in this Information Statement, if launched), and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

New York State Gaming Commission. Our Common Stock is transferable only subject to the provisions of Section 303 of the Racing, Pari-Mutuel Wagering and Breeding Law, so long as we hold directly or indirectly, a racing license issued by the New York State Gaming Commission (formerly the New York Racing and Wagering Board), and may be subject to compliance with the requirements of other laws pertaining to licenses held directly or indirectly by us. The owners of Common Stock issued by the Company may be required by regulatory authorities to possess certain qualifications and may be required to dispose of their Common Stock if the owner does not possess such qualifications.

Our Common Stock is admitted for trading on The Nasdaq Global Market under the symbol “NYNY”.

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

Preferred Stock

Our Board of Directors has the authority to issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, of each such series without any further vote or action by the stockholders, of which an aggregate of 2,210,918 have been designated as a previously issued series of preferred stock. 44,258 shares of Series B Preferred Stock are currently outstanding and 1,577,880 shares of Series E Preferred Stock are currently outstanding.

Series A Preferred Stock

We are authorized to issue up to 40,000 shares of Series A Preferred Stock, none of which are issued and outstanding. Because of the nature of the Series A Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in the Series A Preferred Stock should approximate the value of one share of Common Stock.

Series B Preferred Stock

We are authorized to issue up to 821,496 shares of Series B Preferred Stock, of which 44,258 shares are issued and outstanding. Each share of Series B Preferred Stock is convertible into .27 of a share of Common Stock and represents the right to .27 of a vote on all matters to be voted upon by the holders of Common Stock. The holders of Series B Preferred Stock are entitled to receive, out of assets legally available for payment, a cash dividend of $2.90 per annum per share of Series B Preferred Stock. This Series B dividend accrues from the date of initial issuance and is payable on the first day of each January, April, July and October. If any dividend on any share shall for any reason not be paid at the time such dividend becomes due, such dividend in arrears shall be paid as soon as payments are permissible under Delaware law. However, any dividend payment which is not made on or before January 30 of the following calendar year shall be payable in the form of shares of Common Stock in such number of shares as shall be determined by dividing (A) the product of (x) the amount of the unpaid dividend and (y) 1.3 by (B) the fair market value of the Common Stock. Finally, in the event of our liquidation, dissolution or winding up, the holders of our Series B Preferred Stock are entitled to receive a preferential distribution of $29 per share, plus all unpaid accrued dividends.

Series C Preferred Stock

We are authorized to issue up to 137,889 shares of Series C Preferred Stock, none of which are issued and outstanding. Each share of Series C Preferred Stock is convertible into 24 shares of Common Stock and represents the right to 24 votes on all matters to be voted upon by the holders of Common Stock. The holders of Series C Preferred Stock are entitled to receive, out of assets legally available for payment, a cash dividend of $5.76 per annum per share of Series C Preferred Stock. This Series C dividend accrues from the date of initial issuance and is payable on the first day of each January, April, July and October. If any dividend on any share shall for any reason not be paid at the time such dividend becomes due, such dividend in arrears shall be paid as soon as payments are permissible under Delaware law. However, any dividend payment which is not made on or before January 30 of the following calendar year shall be payable in the form of shares of Common Stock in such number of shares as shall be determined by dividing (A) the product of (x) the amount of the unpaid dividend and (y) 1.3 by (B) the fair market value of the Common Stock. In the event of our liquidation, dissolution or winding up, the holders of our Series C Preferred Stock are entitled to receive a preferential distribution of $72 per share, plus all unpaid accrued dividends. Finally, we may, within 120 days after the occurrence of a “capital event,” elect to redeem all or a pro rata portion of the outstanding Series C Preferred Stock for the redemption price of $72 per share, plus all unpaid accrued dividends. A “capital event” is defined as a sale of our assets which results in at least a $5,000,000 excess of the purchase price paid for the assets over our basis in such assets.

Series D Preferred Stock

We are authorized to issue up to 4,000 shares of Series D Preferred Stock, none of which are issued and outstanding. The Series D Preferred Stock has a stated value of $1,000 per share and is convertible into an aggregate of 330,000 shares of Common Stock at the lesser price of $6.00 per share or the average of the two lowest closing prices of the Common Stock during the 30 consecutive trading days immediately preceding the date of conversion. Prior to conversion, the holders of Series D Preferred Stock are not entitled to vote on any matter except as required by Delaware law. The holders of shares of Series D Preferred Stock are entitled to receive a dividend of $70 per annum per share of Series D Preferred Stock, which shall increase to $150 per annum per share of Series D Preferred Stock upon the conversion of the outstanding Series D Preferred Stock into more than 330,000 shares of Common Stock. Dividends with respect to a share of Series D Preferred Stock are payable in arrears on the earlier to occur of the conversion or redemption of such share of Series D Preferred Stock. At our option, Series D Preferred Stock dividends are payable in cash or, subject to certain limitations, by delivery of that number of shares of Common Stock that the amount of accrued dividends payable would entitle the Series D Preferred Stock holder to acquire at a price per share of Common Stock equal to the lesser of $6.00 and the average of the two lowest closing prices of the Common Stock during the preceding 30 days. In the event of our liquidation, dissolution or winding up, the holders of our Series D Preferred Stock are entitled to receive a preferential distribution of $1,000 per share, plus all unpaid accrued dividends. On or after February 8, 2005, the holders of Series D Preferred Stock can demand that their Series D Preferred Stock be redeemed for that number of shares of Common Stock equal to the product of (a) the number of shares of Series D Preferred Stock surrendered and (b) a fraction, the numerator of which is the Common Stock’s current market price and the denominator of which is the lesser of $6.00 and the average of the two lowest closing prices of the Common Stock during the preceding 30 days. The holders of Series D Preferred Stock can also demand that their shares be redeemed if we default in effecting a conversion of shares of Series D Preferred Stock and such default continues for 10 days, or if we default in the payment of the stated value ($1,000 per share) or of dividends when due and such default continues for 10 days. Upon a redemption following such a default described in the prior sentence, we must pay the holders of Series D Preferred Stock demanding redemption, in cash, $1,250 per share of Series D Preferred Stock plus all accrued unpaid dividends. Finally, between the date we announce our intention to effectuate a change in our control until three days prior to such change in control, the holders of Series D Preferred Stock may demand that their Series D Preferred Stock be redeemed for 125% of the number of shares of Common Stock to which their Series D Preferred Stock would otherwise be convertible.

Series E Preferred Stock

We are authorized to issue up to 1,730,697 shares of Series E Preferred Stock, of which 1,577,880 are issued and outstanding. These shares of Series E Preferred Stock are not convertible into shares of Common Stock. However, each share of Series E Preferred Stock represents the right to .25 of a vote on all matters to be voted upon by the holders of Common Stock. The holders of Series E Preferred Stock are entitled to receive, out of assets legally available for payment, a cash dividend of $.80 per annum per share of Series E Preferred Stock. This Series E Preferred Stock dividend accrues from the date of initial issuance and is payable on the first to occur of the redemption of such Series E Preferred Stock or our liquidation, dissolution or winding up. In the event of our liquidation, dissolution or winding up, the holders of our Series E Preferred Stock are entitled to receive a preferential distribution of $10 per share, plus all unpaid accrued dividends. Finally, we, at our option, may redeem all or part of the Series E Preferred Stock at any time for the redemption price of $10 per share, plus all accrued unpaid dividends, in cash or by delivery of a promissory note payable over three years.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person. The term “owner” is broadly defined to include any person that, individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the DGCL or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders. Our certificate of incorporation and amended and restated bylaws do not opt out of Section 203.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certificate of Incorporation and Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock. Among other things, our certificate of incorporation and amended and restated bylaws:

•	permit our Board of Directors to issue up to an additional 3,225,045 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

•	provide that the authorized number of directors may be changed only by resolution of the Board of Directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	provide that special meetings of our stockholders may be called only by the chairman of the board or by the Board of Directors; and

•	set forth an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

Limitation of Liability; Indemnification

Our certificate of incorporation contains certain provisions permitted under the DGCL relating to the liability of our directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, including:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. Our amended and restated bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the DGCL. We believe that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers.

PRINCIPAL STOCKHOLDERS

The following table sets forth information concerning beneficial ownership of our capital stock outstanding at July 29, 2014 by: (i) each stockholder known to be the beneficial owner of more than five percent of any class of our voting stock then outstanding; (ii) each of our directors and nominees to serve as director; (iii) each of our “named executive officers” as defined in Item 402(a)(3) of Regulation S-K promulgated under the Exchange Act; and (iv) our current directors and executive officers as a group.

As of July 29, 2014, there were 39,372,462 shares of our Common Stock, 44,258 shares of Series B Preferred Stock and 1,577,880 shares of Series E Preferred Stock issued and outstanding and entitled to notice of and to vote on all matters presented to stockholders. Each share of Common Stock entitles the holder thereof to one vote, each share of Series B Preferred Stock entitles the holder thereof to twenty-seven hundredths (.27) of a vote and each share of Series E Preferred Stock entitles the holder thereof to twenty-five hundredths (.25) of a vote.

The information regarding beneficial ownership of our Common Stock has been presented in accordance with the rules of the SEC. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from us within 60 days. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Name and Address of Beneficial Owner (1)	Common Stock Beneficially Owned			Series B Preferred Stock Beneficially Owned		Series E Preferred Stock Beneficially Owned
Directors	Shares		Percentage	Shares	Percentage	Shares	Percentage
Edmund Marinucci	16,220	(2)	*	—	—	—	—
Joseph A. D’Amato	203,220	(3)	*	—	—	—	—
Nancy Palumbo	83,333	(4)	*	—	—	—	—
Emanuel R. Pearlman	397,618	(5)	1.0%	—	—	—	—
Gregg Polle	71,668	(6)	*	—	—	—	—
James Simon	127,612	(7)	*	—	—	—	—
Current Officers
Laurette J. Pitts	17,667	(8)	—	—	—	—	—
Charles Degliomini	61,756	(9)	*	—	—	—	—
Nanette L. Horner	39,167	(10)	—	—	—	—	—

Directors and Officers as a Group	1,018,261	(11)	2.5%	—	—	—	—
Stockholders (9 people)

Kien Huat Realty III Limited c/o Kien Huat Realty Sdn Bhd. 22nd Floor Wisma Genting Jalan Sultan Ismail 50250 Kuala Lumpur Malaysia	24,202,072	(12)	61.5%	—	—	—	—

Patricia Cohen 6138 S. Hampshire Ct. Windermere, FL 34786	—			44,258	100%	—	—

Bryanston Group, Inc. 2424 Route 52 Hopewell Junction, NY 12533	—		—	—	—	1,551,213	98.3%

*	Less than 1%
(1)	Unless otherwise indicated, the address of each stockholder, director, and executive officer listed above is Empire Resorts, Inc., c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701.
(2)	Consists of 8,110 options that are currently exercisable and 8,110 shares of restricted stock issued pursuant to the Company’s Equity Incentive Plan which currently have voting rights but do not vest until January 4, 2015
(3)	Consists of 3,553 shares of our Common Stock owned directly by Joseph A. D’Amato and options that are currently exercisable into 174,667 and 25,000 shares of restricted stock pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest until November 12, 2016.
(4)	Consists of 26,667 shares of our Common Stock owned directly by Nancy Palumbo, options that are currently exercisable into 46,666 shares of our Common Stock and 10,000 shares of restricted stock issued pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 4, 2015.
(5)	Consists of 834 shares of our Common Stock owned directly by Emanuel R. Pearlman, options that are currently exercisable into 386,784 shares of our Common Stock and 10,000 shares of restricted stock issued pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 4, 2015.
(6)

Consists of 23,334 shares of our Common Stock owned directly by Gregg Polle, options that are currently exercisable into 38,334 shares of our Common Stock and 10,000 shares of restricted stock issued pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 2015.

(7)	Consists of 53,863 shares of our Common Stock owned directly by James Simon, options that are currently exercisable into 63,749 shares of our Common Stock and 10,000 shares of restricted stock issued pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 2015.
(8)	Consists of options that are currently exercisable into 16,667 shares of our Common Stock and 12,500 shares of restricted stock pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest until November 12, 2016.
(9)	Includes 7,590 shares of our Common Stock owned by Fox-Hollow Lane LLC, of which Charles Degliomini is the managing member, and options that are currently exercisable into 41,666 shares of our Common Stock and 12,500 shares of restricted stock pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest until November 12, 2016.
(10)	Consists of options that are currently exercisable into 26,666 shares of our Common Stock and 12,500 shares of restricted stock pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest until November 12, 2016.
(11)	Includes options held by directors and officers of the Company that are currently exercisable into an aggregate of 838,606 shares of our Common Stock and 48,110 shares of restricted stock issued pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 4, 2015 and 62,500 shares of restricted stock pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest until November 12, 2016.
(12)	Based on the Schedule 13D filed by Kien Huat on July 1, 2014.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this Information Statement to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

•	If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at Empire Resorts, Inc., c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701, to inform us of their request; or

•	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

Where You Can Find More Information

We file annual and quarterly reports and other reports and information with the Securities and Exchange Commission. These reports and other information can be inspected and copied at, and copies of these materials can be obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the Securities and Exchange Commission’s site on the Internet, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the Securities and Exchange Commission.

Any requests for copies of information, reports or other filings with the Securities and Exchange Commission should be directed to Empire Resorts, Inc., c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701, Attn: Secretary.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this Information Statement other than those contained in this Information Statement. If you are given any information or representations about these matters that is not discussed in this Information Statement, you must not rely on that information.

Annex A

Kien Huat Realty III Limited

June 26, 2014

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

Route 17B, P.O. Box 5013

Monticello, New York 12701

Attention:
Emanuel R. Pearlman
Chairman of the Board of Directors
Joseph A. D’Amato
Chief Executive Officer

Re: Proposed Distribution of Rights to Subscribe to Shares of Common Stock of Empire Resorts, Inc. (“Empire”)

Gentlemen:

We understand that a wholly-owned subsidiary of Empire will submit an application to the New York State Gaming Facility Location Board (the “Board”) to be selected by the Board to apply to the New York State Gaming Commission (“NYSGC”) for the award of a license (the “Gaming License”) for a destination gaming resort (the “Project”) to be issued by the NYSGC pursuant to The Upstate New York Gaming Economic Development Act of 2013. If the Gaming License is awarded to the Project Subsidiary (as defined in the Term Sheet), in order to finance a portion of the costs and expenses related to the award of such Gaming License and the Project, Empire intends to distribute to all holders (as of a record date to be established by Empire) of outstanding shares of Empire common stock, par value $0.01 per share (“Common Stock”) and Series B Preferred Stock, rights (the “Rights”) to purchase additional shares of Common Stock (the “Offered Shares”) on the terms described on the term sheet (the “Term Sheet”) annexed hereto as Exhibit A (the “Rights Offering”).

KHRL is currently the owner of 24,202,072 shares of Common Stock, representing approximately 62% of the outstanding Common Stock, and will be entitled in the Rights Offering to receive Rights to purchase an equivalent percentage of the Offered Shares.

The purpose of this letter is to confirm KHRL’s commitment to make the Pro Rata Purchase and to execute the Standby Purchase (each as defined in the Term Sheet), in each case in accordance with the terms, and subject to the conditions, set forth in the Term Sheet.

This commitment letter, including the attached Term Sheet, (a) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of KHRL and Empire with respect to the subject matter hereof; (b) shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof; (c) shall not be assignable by Empire without the prior written consent of KHRL (and any purported assignment without such consent shall be null and void); (d) is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; and (e) may not be amended or waived except by an instrument in writing signed by Empire and KHRL.

[signature page follows]

Sincerely,

KIEN HUAT REALTY III LIMITED

By:	/s/ Gerard Lim Ewe Keng
Name: Gerard Lim Ewe Keng
Title: Authorised Signatory

Accepted as of the date above written:

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: CEO

[Signature Page to Commitment Letter]

Exhibit A

June 26, 2014

Common Stock Rights Offering

Summary of Terms

Issuer:	Empire Resorts, Inc. (the “Issuer”).

Rights:	Rights (the “Rights”) to purchase additional shares (the “Offered Shares”) of Issuer common stock, par value $0.01 per share (“Common Stock”).

Rights Offering:	One Right will be distributed to holders of Common Stock and Series B Preferred Stock for each [—] share[s] of Common Stock owned, or into which the Series B Preferred Stock was convertible, in each case, on the Record Date (the “Rights Offering”).

Record Date:	To be determined by the Issuer’s board of directors prior to filing of prospectus supplement with respect to the Rights Offering.

Maximum Amount to be Raised:	Up to (i) the required amount of equity investment contemplated by that certain debt commitment letter, dated as of June 24, 2014, by and among Credit Suisse AG, Credit Suisse Securities (USA) LLC and the Issuer, as in effect on the date hereof, (but not to exceed $150 million) plus (ii) the Redemption Amount (the “Maximum Amount”).

Purchase Price per Offered Share:	The lower of (i) 80% of the closing market price of a share of Common Stock on the day immediately prior to the commencement of the Rights Offering or (ii) the 30-day VWAP for a share of Common Stock for the period ending the day immediately prior to the announcement of the award of the Gaming License.

Aggregate Offered Shares:	Up to a number of shares of Common Stock equal to (i) the Maximum Amount divided by (ii) the Purchase Price.

Number of Offered Shares per Right:	Each Right will entitle the holder to purchase 0.[—][1] of a share of Common Stock. Neither fractional shares nor cash in lieu thereof will be issued.

Exercise Price per Right:	$[—].[2]

Transferability of Rights:	Transferable (other than by Kien Huat Realty III Limited (“KHRL”), which shall agree to exercise its allocation as described below).

Over-subscription Rights:	All exercising shareholders will be entitled to full over-subscription rights in respect of their pro rata portion of unpurchased Offered Shares.

[1]	Aggregate Offered Shares divided by the number of Rights distributed.
[2]	Purchase Price per Offered Share multiplied by the number of Offered Shares per Right.

KHRL Subscription Commitment and Backstop:	(i) KHRL will purchase its entire allocation of the Offered Shares (the “Pro Rata Purchase”) within 10 calendar days of the commencement of the Rights Offering (but in any event no earlier than 20 calendar days after the date of the mailing the Information Statement (as defined below) to the Issuer’s stockholders) and (ii) KHRL will not exercise its oversubscription right, but will enter into a standby purchase agreement whereby KHRL agrees to exercise all Rights not otherwise exercised by the other holders to purchase Offered Shares in the Rights Offering, upon the same terms as the other holders (the “Standby Purchase”).

Commitment Fee:	KHRL shall be entitled to a commitment fee equal to 1.0% of the Maximum Amount, payable as follows: (i) 0.5% of the Maximum Amount upon the execution of the Commitment Letter to which this Term Sheet is attached and (ii) 0.5% of the Maximum Amount upon closing of the Pro Rata Purchase.

Conditions to Commencement of Rights Offering:	•	(i) Montreign Operating Company, LLC, a wholly-owned project subsidiary of the Issuer (the “Project Subsidiary”), shall have been selected by the New York State Gaming Facility Location Board to apply to the New York State Gaming Commission (“NYSGC”) for the award of a license (the “Gaming License”) for a destination gaming resort (the “Project”) to be issued by the NYSGC pursuant to The Upstate New York Gaming Economic Development Act of 2013 and (ii) such Gaming License shall have been awarded to the Project Subsidiary.

•	Issuer shall have maintained the effectiveness of its registration statement on Form S-3 dated February 11, 2014 (Registration No. 333-193176) with the Securities and Exchange Commission (the “SEC”) and not become an “ineligible issuer” within the meaning of Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”).

Use of Proceeds:	First,

•	for the redemption of shares of the Series E Preferred Stock of the Issuer in accordance with Settlement Agreement and Release, dated June 12, 2013, as amended, by and between Stanley Stephen Tollman, Bryanston Group, Inc., the Issuer, Colin Au Fook Yew and Joseph D'Amato, up to the aggregate amount payable by the Issuer in connection therewith (the “Redemption Amount”);

Second,

•	the balance of the proceeds will be contributed to the Project Subsidiary to pay for the following items:

•	to pay the license fee applicable to such Gaming License, up to the amount of such license fee;

•	to post a deposit of a portion of the estimated costs of the Project with the NYSGC as contemplated by the application for the Gaming License, up to the amount of such deposit; and

•	as necessary in order to pay for other costs, fees and expenses of the Project;

and, if all such amounts are paid in full, then, for general working capital and corporate purposes of the Project Subsidiary.

Rights Offering and Registration Rights:	The Issuer will file a prospectus supplement to commence the Rights Offering with the SEC within 5 business days of the Project Subsidiary being awarded the Gaming License and take all other necessary steps to complete the Rights Offering contemplated by this Term Sheet within 30 calendar days of filing such prospectus supplement.

To the extent that any shares of Common Stock held by KHRL are unregistered under the Securities Act for public resale as of the date all of the conditions to the commencement of the Rights Offering have been met, the Issuer will, within 5 business days of the consummation of the Rights Offering, file a registration statement on Form S-3 (or any amendment or supplement thereto) covering all such shares and, if permitted under the Securities Act, such registration statement shall be automatically effective upon filing.

Additional Agreements:	The Issuer shall use commercially reasonable efforts to obtain the maximum amount of debt financing available for the Project; provided that Issuer shall not be required to obtain more debt financing than is commercially optimal for its capital structure, as determined by the Issuer in its reasonable discretion.

Expenses	Issuer shall pay for or reimburse KHRL for all of its out-of-pocket expenses in connection with the negotiation, execution, and delivery hereof and the consummation of the transactions contemplated hereby.

Existing Loan:	KHRL will convert the loan made pursuant to that certain Loan Agreement (the “Existing Loan Agreement”), dated November 17, 2010, by and between KHRL and the Issuer, as amended (the “Existing Loan”) into shares of Common Stock upon the earlier to occur of (i) the closing of the Rights Offering and (ii) the maturity date of the Existing Loan, on the terms otherwise set forth in the Existing Loan (the “Loan Conversion”); provided, however, that the parties hereto agree that the Conversion Price (as defined in the Existing Loan Agreement) with respect to any such conversion shall be equal to $2.6164 per share and the Conversion Rate (as defined in the Existing Loan Agreement) shall be 382.202837.

Minimum Allocation in Rights Offering:	No minimum other than that to which KHRL is entitled as an existing stockholder.

Written Consent:	KHRL, as holder of a majority of the shares of the Issuer entitled to vote, will execute a written consent (the “Stockholder Consent”) approving (i) the issuance of shares of Common Stock contemplated by and in accordance with the Rights Offering and the Standby Purchase and (ii) subject to all of the conditions to the commencement of the Rights Offering having been met, the issuance of shares of Common Stock upon the Loan Conversion.

The Issuer will file an information statement with respect to the Stockholder Consent (the “Information Statement”) with the SEC no later than July 15, 2014.

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

IMPORTANT NOTICE REGARDING THE AVAILABILITY

OF AN INFORMATION STATEMENT

Dear Shareholders:

This Notice is to inform you of the availability of an information statement (the “Information Statement”) regarding:

1.	Approval of the issuance of shares of common stock issuable upon exercise of subscription rights granted in a rights offering meeting the terms of that certain commitment letter by and between Empire Resorts, Inc. (the “Company”) and Kien Huat Realty III Limited (“Kien Huat”) if the Company decides to launch such a rights offering; and

2.	Approval of the issuance of shares of common stock issuable upon conversion of an existing convertible note issued to Kien Huat pursuant to that certain Loan Agreement, dated November 17, 2010.

The Information Statement is available at: http://www.cstproxy.com/empireresorts/is2014.

Please note this Notice is not a form for voting and is only intended to provide an overview of the matters covered in the Information Statement. We encourage you to access and review all of the important information contained in the Information Statement. As discussed in the Information Statement, the corporate actions described above were authorized by written consent in lieu of an annual meeting of shareholders executed by the holders of a majority of the combined voting power of the Company’s outstanding capital stock on July 18, 2014 in accordance with the requirements of the Delaware General Corporation Law (the “DGCL”) and this Notice advises you of such actions in accordance with Section 228 of the DGCL.

The corporate actions described in the Information Statement will not become effective until at least 40 days after the initial mailing of this Notice of Internet Availability to the other shareholders, or September 11, 2014. This Notice is first being provided on or about July 31, 2014 to shareholders of record of the Company as of July 18, 2014. THIS NOTICE AND THE INFORMATION STATEMENT ARE FOR YOUR INFORMATION ONLY AND YOU ARE NOT REQUIRED TO TAKE ANY ACTION. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THIS IS NOT A NOTICE OF A MEETING OF SHAREHOLDERS AND NO SHAREHOLDER MEETING WILL BE HELD TO CONSIDER THESE MATTERS.

You may print and view the Information Statement at the Web site referenced above until at least September 11, 2014. If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before September 11, 2014.

REQUESTING A COPY OF THE INFORMATION STATEMENT

By telephone at: (917) 262-2373

Or

By logging on to: http://www.cstproxy.com/empireresorts/is2014

Or

By email at: proxy@continental.com (Please include the Company name in the subject line)